Exhibit 10.7
2880 Zanker Road, Suit #102
San Jose, CA 95134
22nd January, 2001
Anil K. Jain
Re:      Offer of Employment
Dear Anil:
     We are pleased to offer you the position of Vice President, Design Engineering reporting to Syed Ali, President & CEO, of Caveo Networks at an annual salary of $175,000, less all applicable deductions and withholdings, paid on a bi-weekly basis in accordance with the company’s payroll cycle. As a regular employee of Caveo Networks, you will be eligible to participate in a number of benefits available to company employees, including medical, dental, disability and life insurance. We also offer a 401(k) Plan. You will begin accruing, upon your start date, vacation at a rate of two weeks per year and sick leave at a rate of 1 week per year.
     Upon approval by the Board of Directors, you will be granted an option to purchase 500,000 shares of Caveo Networks Common Stock. Any such options would (i) be subject to vesting over four years according to the conditions and restrictions of Caveo Networks 2001 Stock Option Plan (the “Plan”) and your individual Stock Option Agreement, (ii) have a per share exercise price equal to the per-share fair market value of the common stock on the date of grant, as determined by the Board of Directors and (iii) be subject to your completing a Stock Option Agreement which, along with the Plan, would set out additional details of the grant.
     If Caveo Networks decides to terminate your employment for any reason, you will be paid three months salary with full benefits from the last date of termination.
     Your employment pursuant to this offer is contingent on you executing the Company’s Proprietary Information and Inventions Agreement. You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 “IRCA”). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.
     Caveo Networks is an “at-will” employer. That means that both employees and the company have the right to terminate employment at any time, with or without advance notice, and with or without cause. No one other than an officer of the company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of the company and by the affected employee. This letter constitutes the complete agreement concerning your employment with Caveo Networks and supersedes all prior and contemporaneous agreements and representations.

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22nd January,2001

     If you accept this offer of employment, please return a signed copy of this letter to me. This offer, if not accepted, will expire on January 26, 2001.
     We very much look forward to your joining Caveo Networks. We are confident that your contributions will be significant and will in turn be greatly appreciated. Please feel free to call me at (408) 205-7669.
Sincerely,
/s/ Syed Ali
Syed Ali
President & CEO
Caveo Networks
I accept this offer.

/s/ Anil Jain	I will start on	01/29/2001

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